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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of October 11, 1999, by and between PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation (the "Company") and JOSEPH B. TYSON ("Executive").

1. EMPLOYMENT

        The Company hereby employs Executive and Executive hereby accepts employment upon the terms, and conditions set forth below.

2. TERM AND RENEWAL

        2.1 Term. The term of this Agreement shall commence on the date of this Agreement (the "Effective Date"), and shall continue for two years from the Effective Date (the "Original Employment Term"), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.

        2.2 Extension. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to Section 5, and every year thereafter, the Agreement shall renew for an additional 12 month period, effective on each anniversary date of the Effective Date.

        2.3 Non-Renewal. In the event the Company does not renew this Agreement, the Company shall pay Executive no later than the date of such non-renewal, as a single severance payment, an amount equal to one (1) year's Base Compensation and Bonus Compensation pursuant to Sections 3.1 and 3.2. For purposes of this
Section 2.3, the bonus will be equal to the prior year's bonus or fifty percent (50%) of Base Compensation assumed if no actual bonus history is available.

3. COMPENSATION

        3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, an initial annual base compensation ("Base Compensation") of $175,000, payable in substantially equal semi-monthly installments. The Base Compensation shall be reviewed and adjusted annually as determined by the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of the Company.

        3.2 Bonus Compensation. The Compensation Committee shall review Executive's performance at least annually during each year of the Original Employment Term and during any periods of automatic extension of this Agreement pursuant to Section 2.2 and cause the Company to award Executive a cash bonus which the Compensation Committee shall reasonably determine


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as fairly compensating and rewarding Executive for services rendered to the
Company and/or as an incentive for continued service to the Company. The amount of such cash bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall be dependent on, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive's performance and contribution to increasing the funds from operations.

        3.3 Non-Qualified Stock Options and Restricted Stock. For services to be rendered by Executive under this Agreement, the Company shall grant Executive non-qualified stock options to acquire 50,000 shares of common stock of the Company at an exercise price per share $18.90. Such options shall be granted pursuant to the 1997 Stock Incentive Plan of the Company and vest equally over three years (i.e. options for 16,666.6 shares shall vest and become exercisable upon each anniversary of this Agreement unless previously terminated). In addition, the Company shall grant Executive 10,000 restricted shares of common stock of the Company pursuant to the 1997 Stock Incentive Plan of the Company and shall vest pursuant to the Company's restricted stock initiative program.

        3.4 Benefits.

               (a) Medical Insurance. The Company shall provide to Executive, Executive's spouse and children, at its sole cost, such health, dental and optical insurance as the Company may from time to time make available to its other executive employees.

               (b) Life and Disability Insurance. The Company shall provide Executive such disability and life insurance as the Company in its sole discretion may from time to time make available to its other executive employees.

               (c) Pension Plans, Etc. Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Company on at least the same terms as the Company's other executive employees.

        3.5 Automobile Allowance. The Company shall provide Executive with an automobile allowance of $750.00 per month during the term of Executive's employment with the Company.

        3.6 Vacation. Executive shall be entitled to four vacation weeks (20 business days) in each calendar year, subject to and on a basis consistent with Company policy. In addition, Executive shall be entitled to all Company holidays.

4. POSITION AND DUTIES

        4.1 Position. The Company agrees that the duties that may be assigned Executive shall be the usual and customary duties of the offices of Chief Financial Officer and Executive Vice President. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. At the Company's request, Executive may, at Executive's discretion, serve the Company and its respective subsidiaries in


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other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Company and Executive mutually agree that Executive shall terminate Executive's service in any one or more of the aforementioned capacities, or Executive's service in one or more of the aforementioned capacities is terminated, Executive's compensation, as specified in this Agreement, shall not be diminished or reduced in any manner.

        4.2 Devotion of Time and Effort. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and to act in the best interests of the Company. Executive shall devote substantially all of his business time and attention to the performance of services of the Company in his capacity as an officer thereof and as may reasonably be requested by the Board.

        4.3 Other Activities. Executive may engage in other activities for Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive's duties hereunder and provided that Executive shall not become an employee, officer or director of Revenue Properties Company Limited, a corporation organized under the laws of Ontario, Canada; Pan Pacific Development (U.S.) Inc., a Delaware corporation, or Revenue Properties (U.S.), Inc. , a Delaware corporation.

        4.4 Business Expenses. The Company shall promptly, but in no event later than ten days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business seminar fees, professional association dues, bar dues, country club membership fees and other reasonable entertainment expenses incurred by Executive in connection with the business of the Company, upon presentation to the Company of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses, incurred by Executive in travelling in connection with the business of the Company.

        4.5 Company's Obligations. The Company shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Company, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for Executive to carry out Executive's duties and responsibilities hereunder. In addition, the Company agrees to provide Executive, as a condition to Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive's duties hereunder.

5. TERMINATION

        5.1 By Company Without Cause. The Company may terminate this Agreement without "cause" (as hereinafter defined) at any time following the first anniversary of the Effective


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Date, provided that the Company first deliver to Executive the Company's written election to terminate this Agreement at least 90 days prior to the effective date of termination.

        5.2 Severance Payment

               (a) Amount. In the event the Company terminates Executive's services hereunder pursuant to Section 5.1, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to two years' annual Base Compensation, plus Bonus Compensation pursuant to Sections 3.1 and 3.2. For purposes of this Section 5.2, bonus will be equal to prior year's bonus or 50% of Base Compensation assumed if no actual bonus history is available.

               (b) Benefits. In the event Executive's employment hereunder is terminated by the Company without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount, the Company shall continue to provide to Executive and Executive's spouse and children, as applicable, all of the benefits described in
Section 3.4 for a period of one year commencing on the date of such termination (the "Severance Benefits").

               (c) Limitation. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement to Executive and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Agreement, "net after-tax benefit" shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Company and reasonably acceptable to Executive (which may be, but will not be required to be, the Company's independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after the date of Executive's termination. If the Accounting


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Firm determines that such reduction is required by this Section 5.2(c),
Executive, in his discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 5.2(c) will be borne by the Company.

               (d) Stock Options and Restricted Stock. If the Executive is terminated pursuant to the terms of Section 5.1, 5.4 and 5.6, the Executive shall receive full vesting of the stock options and restricted stock referred to in Section 3.3 regardless of the annual limitation set out therein in accordance with the restricted stock and stock option agreements.

        5.3 By the Company For Cause. The Company may terminate Executive for cause at any time, upon written notice to Executive. For purposes of this Agreement, "cause" shall mean:

               (a) Executive's conviction for commission of a felony or a crime involving moral turpitude;

               (b) Executive's willful commission of any act of theft, embezzlement or misappropriation against the Company;

               (c) Executive's willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties; or

               (d) Executive's death or Disability (as hereinafter defined).

        In the event Executive is terminated for cause pursuant to this Section 5.3, Executive shall have the right to receive Executive's compensation as otherwise provided under this Agreement through the effective date of termination. Executive shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of this Agreement or the termination of Executive pursuant to this Section 5.3, except as set forth below with respect to a termination due to Executive's Disability.

        In the event Executive is terminated by reason of Executive's Disability (but not death), the Company shall immediately pay Executive a single severance payment equal to the Severance Amount. Said payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six consecutive calendar months or for shorter periods aggregating 180


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business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act of 1990.

        5.4 By Executive For Good Reason. Executive may terminate this Agreement for good reason upon at least 30 days' prior written notice to the Company. For purposes of this Agreement, "good reason" shall mean:

               (a) the Company's material breach of any of its respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within 15 business days following receipt by the Company of written notice from Executive to the Company of such breach by the Company;

               (b) any material decrease in Executive's authority or responsibilities as Chief Financial Officer and Executive Vice President of the Company without Executive's prior consent.

        In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination and shall also have the same rights and remedies against the Company as Executive would have had if the Company had terminated Executive's employment without cause pursuant to Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

        5.5 Executive's Voluntary Termination. Executive may, at any time, terminate this Agreement without good reason upon written notice delivered to the Company at least 90 days prior to the effective date of termination. In the event of such voluntary termination of this Agreement by Executive: (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Company on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.

        5.6 Change of Control. Executive may terminate this Agreement, upon at least 10 days' prior written notice to the Company at any time within one year after a "change in control" (as hereinafter defined) of the Company. In the event Executive terminates this Agreement for good reason within one year after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and (iii) following such termination, the Company shall provide the Severance Benefits as required by
Section 5.2(b). Upon Executive's termination of this Agreement without good reason pursuant to this Section 5.6, (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Company on the one hand, and Executive, on the other hand, shall not have any further right or


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remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect. For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

               (a) the individuals constituting the Board (the "Incumbent Board") as of the date hereof cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

               (b) provided that the number of shares of common stock of the Company directly held by Revenue Properties Company Limited and its subsidiaries (other than the Company and the Company's subsidiaries) represents 50% or less of the total outstanding shares of common stock of the Company, an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; or

               (c) approval by the stockholders of the Company of:

                      (i) a merger, consolidation, share exchange or reorganization of the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; or

                      (ii) a complete liquidation or dissolution of the Company; or

                      (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

6. CONFIDENTIALITY

        During the term of Executive's employment under this Agreement, Executive will have access to and become acquainted with various information relating to the Company's business operations, marketing data, business plans, strategies, employees, contracts, financial records and accounts, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally available to the public and gives the Company an advantage over competitors who do not know of or use such information, such information and documents


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constitute "trade secrets" of the Company. Executive further agrees that all such information and documents relating to the business of the Company whether they are prepared by Executive or come into Executive's possession in any other way, are owned by the Company and shall remain the exclusive property of the Company. Executive shall not misuse, misappropriate or disclose any trade secrets of the Company directly or indirectly, or use them for Executive's own benefit, either during the term of this Agreement or at any time thereafter, except as may be necessary or appropriate in the course of Executive's employment with the Company unless such action is either previously agreed to in writing by the Company or required by law.

7. NON-SOLICITATION

        For a period of one (1) year following the date Executive's employment hereunder is terminated, Executive shall not solicit or induce any of the Company's employees, agents or independent contractors to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company. The restrictions set forth in this Section 7 shall not apply if Executive's employment is terminated pursuant to Section 5.1, 5.4 or 5,6.

8. NON-COMPETITION AFTER TERMINATION

        For a period of one (1) year following the date Executive's employment hereunder is terminated, Executive shall not engage in the ownership, development, acquisition, renovation, management or leasing of any shopping center properties in the Butte, Marin, Sacramento, San Mateo, Santa Clara and Sonoma counties of Northern California, the Orange, Riverside, San Bernardino and San Diego counties of Southern California, the Las Vegas metropolitan area in Nevada, the Maysville seven-county area in Kentucky, the Seattle metropolitan area in Washington, the Portland metropolitan area in Oregon, the Orlando metropolitan area in Florida, the Memphis metropolitan area in Tennessee, the Albuquerque metropolitan area in New Mexico and any other county in which the Company acquires shopping center property during the term of Executive's employment hereunder (collectively, the "Restricted Area"). In addition, Executive shall not engage in any active or passive investment in or reasonably relating to the ownership, development, acquisition, renovation, management or leasing of shopping center properties in the Restricted Area for a period of one year following the date of termination, with the exception of the ownership of up to one percent (1) of the securities of any publicly-traded companies involved in such activities. Nothing herein shall relieve or limit Executive's obligation to comply with Sections 6 and 7. The restrictions set forth in this
Section 8 shall not apply if Executive's employment is terminated pursuant to
Section 5.1, 5.4 or 5.6.

9. INDEMNIFICATION

        To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties


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hereunder on behalf of the Company, so long as Executive acted in good faith within the course and scope of Executive's duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.

10. GENERAL PROVISIONS

        10.1 Assignment; Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

        10.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FEDEX); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

        If to the Company:          Pan Pacific Retail Properties, Inc.
                                    1631-B South Melrose Drive
                                    Vista, CA 92083
                                    Attention: Stuart A. Tanz
                                    Facsimile: (760) 727-1430/1534

        If to Executive:            Joseph B. Tyson
                                    5041 Seachase Way
                                    San Diego, CA 92130
                                    Phone: (858) 509-5977


        Any party may change its address for the purpose of this Section 10.2 by giving the other party written notice of its new address in the manner set forth above.

        10.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Company and Executive with respect to the employment of Executive by the Company.

        10.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in


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any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

        10.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

        10.6 Attorney's Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

        10.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

        10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.



THE COMPANY                               EXECUTIVE

PAN PACIFIC RETAIL PROPERTIES, INC.
a Maryland corporation



By: /s/ STUART A. TANZ                    /s/ JOSEPH B. TYSON
   --------------------------------       --------------------------------------
   Stuart A. Tanz                         Joseph B. Tyson
   Chief Executive Officer and
   President


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